Exhibit 10.5

November 30, 2004

VIA DHL EXPRESS

Mr. Roger Smith

Infinity Property & Casualty Corporation

2204 Lakeshore Drive

Birmingham, AL 35209

RE:	EXTENSION OF SERVICES AGREEMENT

Dear Roger:

This letter is a formal extension of the Services Agreement effective January 1, 2003 by and between American Financial Group, Inc. (AFG) and Infinity Property and Casualty Corporation (IPCC), as amended by the Letter Agreement dated December 11, 2003 and Amendment No. 1 to Services Agreement dated April 16, 2004 (the “Services Agreement”).

The Services Agreement currently expires December 31, 2005 (the “Termination Date”). There is no provision for IPCC to request an extension, nor is there any provision for a renewal term. However, we have had discussions between AFG and IPCC representatives throughout 2004 relating to the need for IPCC to have some continued servicing and use of Great American Insurance Group paper beyond the Termination Date as they continue to run off, convert, or otherwise transition the Reinsured Business (as defined in the Services Agreement).

By this letter, AFG confirms the extension of the “Basic Services” listed in the Services Agreement through December 31, 2006. AFG and IPCC agree to add the Agency Administration Services detailed on Exhibit A as a “Basic Service” effective immediately. AFG and IPCC representatives will negotiate and document the elimination of as many of these Basic Services as possible for calendar year 2006, it being the intent of both AFG and IPCC to continue to transition the Reinsured Business off of AFG systems and paper.

Although we do not anticipate any significant increases in Basic Services charges, we will continue to apply the cost of living adjustment referenced in Section 6 of the Services Agreement for calendar year 2005 and 2006. We will notify IPCC at least 60 days prior to any proposed increase exceeding the annual COLA, and negotiate such changes with you in good faith. In addition, beginning January 1, 2005, we will increase the “fronting fee” for use of Great American paper under Article 5 of the Reinsurance Agreement to 3% for the remainder of the current term (12/31/2005) and through the extension period of calendar year 2006. Of course, AFG will continue to work with IPCC to control overall servicing costs, like we did on the mutually beneficial Keane contract restructuring.

Finally, we agree to negotiate in good faith any further extension requests necessary to (i) continue the transition of the Reinsured Business and (ii) support our ongoing cooperative efforts with respect to the various claims and regulatory issues impacting the Reinsured

Mr. Roger Smith

Infinity Property and Casualty Corporation

November 30, 2004

Business, but we must reserve the right to increase the fronting fee to a market rate in 2007 and 2008 (not to exceed 5%), as well as move to a “flat fee” for core services. In addition, due to the uncertainty of our need for personal lines systems in the future, AFG will continue to need flexibility and control over the systems and other resources used to provide any services. We believe this is adequately covered at present by Section 2.4 of the Services Agreement, but will need to revisit this discussion annually.

Please evidence your agreement to the terms of this letter by signing where indicated below and returning a fully executed copy to me. We are pleased to continue our relationship.

Sincerely,

/s/ Robert E. Maly
ROBERT E. MALY
Primary Contact, on behalf of
American Financial Group, Inc.

AGREED AND ACKNOWLEDGED:

By:	/s/ Roger Smith
Name:	Roger Smith
Title:	Primary Contact, on behalf of
Infinity Property and Casualty Corporation